Exhibit 99.1

John Roblin Joins Cover-All Technologies as President, CEO and Member of the Board of Directors

FAIR LAWN, N.J.--(BUSINESS  WIRE)--Dec. 21, 1999--Cover-All  Technologies Inc.
(CTI), (Nasdaq:COVR - news; PHLX:CVA), a leading software developer of systems for the property and casualty insurance industry, announced today that John Roblin has been appointed President, CEO and Director of CTI.

Mark Johnston, CTI's Chairman of the Board, commented, ``We are pleased that John has accepted the CEO position at Cover-All. His knowledge of the insurance industry, ability to implement leading-edge technology solutions, and experience with e-commerce were key factors in his selection. John brings with him the caliber of technical and executive experience necessary for Cover-All to maximize the potential of our current and future investments in best-of-breed software solutions for the property and casualty insurance industry.''

Mr. Roblin has held a variety of senior management positions in the property and casualty, financial services, and credit card industries. He has been the CIO at Chubb, USF&G, Travelers Personal Lines and CIGNA Property & Casualty companies during his 25 years in the property and casualty industry. He was also the CIO at Advanta, a leading credit card and financial services company.

John added, ``Cover-All is committed to leveraging technology to deliver solutions to the insurance industry. It is uniquely positioned to bring together technology expertise and insurance industry knowledge to deliver web-based technology solutions. I am excited about joining Cover-All and enthusiastic about the future.''

Founded in 1984, CTI is a leading software developer dedicated to providing solutions and services to the property and casualty insurance industry.
Utilizing the latest software technology, the company specializes in providing effective, forward-looking business solutions. CTI is based in Fair Lawn, New Jersey. More information may be obtained from the company's Web site at www.cover-all.com or by calling 201-794-4800.

Statements in this press release, other than statements of historical information are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the company's control. Those and other risks are described in the company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the company.

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Contact:

     Cover-All Technologies Inc., Fair Lawn
     Mark Johnston
     Chairman of the Board
     201/794-4800


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